CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of the

AVX Nonqualified Supplemental Retirement Plan:

We consent to the incorporation by reference in the Registration Statement (No. 33-84904) on Form S-8 of Kyocera Corporation and the Registration Statement (No. 333-00890) on Form S-8 of AVX Corporation of our report dated March 25, 2014, relating to the financial statements and financial statement schedule of the AVX Nonqualified Supplemental Retirement Plan, which appears in this Annual Report on Form 11-K of the AVX Nonqualified Supplemental Retirement Plan for the year ended December 31, 2013.

/s/ Elliott Davis, LLC

Greenville, South Carolina

March 25, 2014